Exhibit 99.23


PNM Resources, Inc.
Public Service Company of New Mexico
Alvarado Square
Albuquerque, New Mexico  87185


March 26, 2002


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


PNM Resources, Inc. and Public Service Company of New Mexico have obtained representation from their external auditors, Arthur Andersen LLP ("Andersen"), that their audits were subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the audits were conducted in compliance with professional standards, that there was appropriate continuity of personnel working on the audits and technical consultation was available from the national office. The availability of personnel at foreign affiliates was not applicable to these audits.





                                Very Truly Yours,


                                               /s/ John R. Loyack
                                ------------------------------------------------
                                                 John R. Loyack
                                     Vice President, Corporate Controller
                                        and Chief Accounting Officer